Exhibit 99.1

Pinnacle Foods Inc. Reports Q4 and Full-Year 2013 Results at the Top of its Guidance Range

Company Expects Another Year of Double-Digit EPS Growth in 2014

Parsippany, NJ, March 6, 2014 - Pinnacle Foods Inc. (NYSE: PF) today reported double-digit growth in net earnings for both the fourth quarter and full year of fiscal 2013 ended December 29, 2013, achieving the top of its EPS guidance range. The Company also provided its outlook for fiscal 2014, calling for another year of double-digit growth in net earnings and EPS.

Highlights of 2013 include:

•	Grew consolidated net sales by approximately 0.6% and North America Retail net sales by 2.1%, excluding the impact of a 53rd week in 2012

•	Gained market share in fiscal 2013, outpacing overall composite category performance

•	Expanded adjusted gross margin by 190 basis points through continued strong productivity and favorable product mix

•	Delivered double-digit growth in EBIT and grew Adjusted EBITDA to $460 million, excluding items affecting comparability

•	Grew pro forma diluted EPS by 39% to $1.57, representing the top of the Company’s $1.53 to $1.57 guidance range, excluding items affecting comparability

•	Delivered cash flow from operations of $262 million, an improvement of approximately $60 million versus year-ago

In addition, Pinnacle took significant steps during 2013 to position the Company for future growth and value creation, including the highly-accretive acquisition of Wish-Bone in the fourth quarter. Wish-Bone contributed $38 million to net sales and $0.02 to diluted EPS, excluding items affecting comparability, in 2013. The Company also reduced its ongoing annual interest expense significantly, due to debt pay-down associated with its March 2013 IPO and refinancing actions taken in both 2012 and 2013. The Company also initiated a quarterly dividend program during the first half of 2013 and announced a 17% increase in the dividend rate, beginning with the quarterly payment in January 2014.

Commenting on the results, Pinnacle Foods Chief Executive Officer Bob Gamgort stated, “Our solid finish to the fourth quarter capped off an outstanding first year as a public company. Our ability to outpace the performance of our composite categories, combined with strong productivity and product mix, enabled us to deliver financial results that exceeded our long-term growth targets. In addition, our acquisition of the Wish-Bone business in the fourth quarter provides us with an important catalyst for growth in 2014 and beyond.”

Items affecting comparability and pro forma adjustments are described and reconciled to GAAP financial metrics in the accompanying reconciliation tables.

Full Year Fiscal 2013 Results Summary
Consolidated net sales for the year declined 0.6% to $2.46 billion versus $2.48 billion in fiscal 2012. The 2012 period included the benefit of a 53rd week, which contributed approximately $28 million in incremental net sales. Excluding the 53rd week, net sales in fiscal 2013 advanced 0.6%, reflecting a 1.6% benefit from the Wish-Bone acquisition, partially offset by lower volume/mix of 0.9% on the base business, largely due to the planned exit of low-margin, unbranded businesses in the Company’s Specialty Foods segment. Also impacting the year-over-year comparison was unfavorable foreign currency translation of 0.1%.

Net sales for the Company’s North America Retail business, excluding the impact of the 53rd week, advanced 2.1%, reflecting a 1.8% benefit from Wish-Bone and a 0.5% benefit from higher volume/mix on the base business, partially offset by lower net pricing of 0.1% and unfavorable foreign currency translation of 0.1%. The net sales growth was driven by Birds Eye frozen vegetables, Birds Eye Voila! complete bagged meals, Log Cabin and Mrs. Butterworth’s syrups and Vlasic pickles, partially offset by lower net sales for Duncan Hines baking products and Aunt Jemima frozen breakfast products.

Pinnacle's retail consumption, as measured by IRI, was essentially flat for the year, outpacing the performance of its composite categories, which declined by 1% versus year-ago. As a result, Pinnacle grew overall market share in 2013 on a composite basis, with market share growth accelerating in the fourth quarter.

Adjusted EBITDA on a pro forma basis advanced approximately 9% to $460.3 million for the year, compared to $423.1 million in the year-ago period. Excluding the impact of the 53rd week, which contributed $5.5 million to Adjusted EBITDA in fiscal 2012, Adjusted EBITDA in fiscal 2013 advanced 10%. This performance primarily reflected continued gross margin expansion from the base business, due to strong productivity in excess of inflation and favorable product mix, as well as the incremental benefit of Wish-Bone in the fourth quarter. For the year, productivity totaled 4% of cost of products sold. Adjusted EBITDA is a Non-GAAP measure defined below under “Non-GAAP Financial Measures,” and reconciled to net earnings in the tables that accompany this release.

EBIT on a pro forma basis, excluding items affecting comparability, increased approximately 10% to $382.1 million, compared to $346.8 million in the year-ago period. Adjusting for the impact of the 53rd week, the growth in EBIT was 12%.

GAAP net earnings advanced 70% to $89.3 million in 2013, compared to $52.5 million in 2012. On a pro forma basis, excluding items affecting comparability, net earnings advanced 39% to $183.3 million, or $1.57 per diluted share, compared to net earnings of $132.2 million, or $1.13 per diluted share, in the year-ago period. This performance reflected the growth in EBIT and the significant reduction in interest expense stemming from the Company’s IPO and refinancing actions in 2012 and 2013. Adjusting for the impact of the 53rd week, the growth in net earnings and diluted EPS was 41%.

Net cash provided by operating activities increased significantly in 2013 to $262 million, compared to $203 million in 2012, largely reflecting the growth in net earnings.

Fourth Quarter Consolidated Results
Consolidated net sales for the fourth quarter increased 0.6% to $709.3 million versus $705.1 million in fiscal 2012, which included the $28 million benefit of the 53rd week. Excluding the 53rd week, net sales advanced 4.8%, reflecting a 5.6% benefit from Wish-Bone and a 1.2% increase from higher volume/mix on the base business, partially offset by lower net pricing of 1.8%. Also impacting the year-over-year comparison was unfavorable foreign currency translation of 0.2%.

Net sales for the Company’s North America Retail business, excluding the impact of the 53rd week, advanced 5.7%, reflecting a 6.3% benefit from Wish-Bone and a 1.7% increase from higher volume/mix on the base business, partially offset by lower net pricing of 2.0% and unfavorable foreign currency translation of 0.2%. The net sales growth in the quarter was largely driven by Birds Eye frozen vegetables, Birds Eye Voila! complete bagged meals, Duncan Hines baking products, Log Cabin and Mrs. Butterworth’s syrups and Mrs. Paul’s and Van de Kamp’s seafood.

Adjusted EBITDA on a pro forma basis advanced 2% to $155.4 million in the fourth quarter of 2013, compared to $152.2 million in the fourth quarter of 2012. Excluding the impact of the 53rd week, which contributed $5.5 million to Adjusted EBITDA in the fourth quarter of 2012, Adjusted EBITDA in the fourth quarter of 2013 advanced 6%. This performance primarily reflected gross margin expansion, largely due to strong productivity in excess of inflation, favorable mix and the higher-margin Wish-Bone business, partially offset by higher selling, general, and administrative expenses, primarily due to the inclusion of Wish-Bone.

EBIT on a pro forma basis, excluding items affecting comparability, increased 2% to $134.8 million in the fourth quarter of 2013, compared to $132.3 million in the year-ago period. Adjusting for the impact of the 53rd week, the growth in EBIT was in excess of 6%.

GAAP net earnings advanced 28% to $55.7 million in the fourth quarter of 2013, compared to $43.7 million in the year-ago period. On a pro forma basis, excluding items affecting comparability, net earnings advanced 11% to $67.6 million, or $0.58 per diluted share, compared with net earnings of $60.8 million, or $0.52 per diluted share, in the year-ago period. Adjusting for the impact of the 53rd week, the growth in pro forma net earnings, excluding items affecting comparability, was 15%.

Net cash provided by operating activities totaled $121 million in the fourth quarter of 2013, compared to $140 million in the year-ago period.

Fourth Quarter Segment Results

Birds Eye Frozen Segment
Net sales for the Birds Eye Frozen segment declined 4.1% to $302.4 million in the fourth quarter of 2013, compared to $315.5 million in the year-ago period, which included the benefit of the 53rd week. Excluding this benefit in 2012, net sales for the Birds Eye Frozen segment declined 0.5%, due to lower net pricing of 1.6%, partially offset by higher volume/mix of 1.1%. The net sales decline was driven primarily by Aunt Jemima breakfast and Celeste pizza, significantly offset by growth across the Leadership Brand portfolio--particularly Birds Eye vegetables, driven by the new Recipe Ready line, and Birds Eye Voila! complete bagged meals, as well as Mrs. Paul’s and Van de Kamp’s seafood.

EBIT for the Birds Eye Frozen segment declined approximately 1% to $68.2 million in the fourth quarter of 2013, compared to $68.7 million in the fourth quarter of 2012. Excluding items affecting comparability and the impact of the 53rd week in 2012, EBIT advanced approximately 2% to $70.2 million, driven by favorable mix and productivity in excess of inflation, partially offset by higher trade investment.

Duncan Hines Grocery Segment
Net sales for the Duncan Hines Grocery segment advanced 8.0% to $314.7 million in the fourth quarter of 2013, compared to $291.4 million in the year-ago period, which included the benefit of the 53rd week. Excluding this benefit in 2012, net sales for the Duncan Hines Grocery segment advanced 12.5%, reflecting a 13.3% benefit from Wish-Bone, and higher volume/mix from the base business of 2.2%, partially offset by lower net pricing of 2.5% and the impact of unfavorable foreign currency translation of 0.5%. Base business net sales growth from the Leadership Brands--namely, Duncan Hines baking products and Log Cabin and Mrs. Butterworth's syrups--was offset by declines in pie fillings and chili products.

EBIT for the Duncan Hines Grocery segment advanced approximately 8% to $47.0 million in the fourth quarter of 2013, compared to $43.6 million in the year-ago period. Excluding items affecting comparability and the impact of the 53rd week in 2012, EBIT advanced approximately 18% to $63.2 million, due to the growth in net sales and gross margin expansion, stemming from improved product mix, the benefit of Wish-Bone and productivity in excess of inflation. Partially offsetting these factors was higher marketing investment.

Specialty Foods Segment
Net sales for the Specialty Foods segment declined 6.1% to $92.1 million in the fourth quarter of 2013, compared to $98.2 million in the fourth quarter of 2012, which included the benefit of the 53rd week. Excluding this benefit in 2012, net sales for the Specialty Foods segment declined 0.9%, due to lower volume/mix of 1.4% and reduced net pricing of 0.6%, partially offset by the benefit of 1.2% from the Wish-Bone foodservice business. For the base business, lower net sales of private label canned meat were only partially offset by growth in foodservice and snacks.

EBIT for the Specialty Foods segment declined 18% to $8.9 million in the fourth quarter of 2013, compared to $10.8 million in the fourth quarter of 2012. Excluding items affecting comparability and the impact of the 53rd week in 2012, EBIT declined 14% to $9.1 million, primarily reflecting lower gross margin from snacks, largely due to the impacts of reduced net pricing and comparison against a year-ago period that included the benefit of an insurance settlement.

Provided in the tables below is the benefit the 53rd week had on Consolidated and Segment results in the fourth quarter and full year of 2012.

($ in millions except per share amount)

Consolidated Results		Segment Results
	53rd Week Impact		53rd Week Impact
			Net Sales	EBIT
Net Sales	$28.4	Birds Eye Frozen	$11.5	$2.6
EBIT	5.5	Duncan Hines Grocery	11.7	2.7
Net Earnings	$2.1	North America Retail	$23.2	$5.3
Diluted EPS	$0.02	Specialty Foods	5.2	1.2
		Corporate	—	-1.0
Adjusted EBITDA	$5.5	Total	$28.4	$5.5

Outlook For 2014
The Company’s outlook for 2014 is consistent with its long-term growth algorithm plus the incremental benefit of Wish-Bone. Diluted EPS for the year, assuming a weighted average share count of 117.2 million, is forecasted in the range of $1.75 to $1.80, excluding the impact of non-cash, stock-based compensation expense.

In February 2014, the Pinnacle Board of Directors approved an annual long-term equity incentive plan that builds on the initial founders equity grants awarded in connection with the Company’s IPO. On an after-tax basis, non-cash, stock-based compensation expense for 2014 is estimated to be $5.7 million, or $0.05 per diluted share. In 2013, the Company incurred non-cash, stock-based compensation expense of $5.9 million after-tax, or $0.05 per diluted share, but treated the expense as an item affecting comparability, due to the absence of a similar expense in 2012 before the Company was public. Including this expense in both years, the Company’s diluted EPS guidance range for 2014 is $1.70 to $1.75, representing a double-digit increase versus diluted EPS on a comparable basis of $1.52 in 2013.

The Company’s outlook for 2014 also includes the following assumptions:

•
Input cost inflation for the year is estimated at approximately 2%, with first quarter inflation estimated to be the highest of the year due to higher-cost inventory from 2013 being carried into 2014. The inflation rate for the balance of the year is estimated to progressively decrease by quarter.

•	Productivity for the year is estimated in the range of 3-4% of cost of products sold, with savings expected to be greater in the second half of the year versus the first half.

•	Interest expense for the year is estimated at $100 million.

•	The effective tax rate for the year is estimated at 38.9%.

•	The full-year weighted average diluted share count estimate of 117.2 million reflects the anticipated impact of the Company’s new long-term equity incentive plan.

•
Capital spending for the year is expected to be in the range of $120 million to $130 million, including the previously-communicated $40-50 million of anticipated capital spending related to the Wish-Bone manufacturing integration.

•
The benefit of Easter in 2014 will shift to the second quarter, versus the first quarter in 2013, due to the later timing of the Holiday this year. Businesses most affected by this timing shift include Duncan Hines, Birds Eye, and the Company’s seafood businesses.

Conference Call Information
The Company will host an investor conference call on Thursday, March 6, 2014 at 9:30AM (ET) to discuss the results of the quarter.  To access the call, investors and analysts can dial (866) 793-1344 in the U.S. and Canada or (703) 639-1315 from outside the U.S. and Canada and reference conference name:  Pinnacle Foods Q4 Earnings Call.  A replay of the call will be available, beginning March 6, 2014 at 1:00 PM (ET) until March 27, 2014, by dialing (888) 266-2081 in the U.S. and Canada or (703) 925-2533 from outside the U.S. and Canada and referencing Access Code 1618983.  Access to a live audio webcast and replay of the event will be available in the Investor Center of the Company's corporate website at www.pinnaclefoods.com.

Contact
Maria Sceppaguercio
SVP, Investor Relations & External Communications
Pinnacle Foods Inc.
973-541-8629

About Pinnacle Foods Inc.
In more than 85% of America households, consumers reach for Pinnacle Foods brands. Pinnacle Foods is a Top 1000 Company as ranked by Fortune Magazine. We are a leading producer, marketer and distributor of high-quality branded food products, which have been trusted household names for decades. Headquartered in Parsippany, NJ, our business employs an average of 4,200 employees. We are a leader in the shelf stable and frozen foods segments and our brands hold the #1 or #2 market position in 10 of the 13 major categories in which they compete. Our Duncan Hines Grocery Division manages brands such as Duncan Hines® baking mixes and frostings, Vlasic® and Vlasic® Farmer’s Garden® shelf-stable pickles, Wish-Bone® and Western® salad dressings, Mrs. Butterworth's® and Log Cabin® table syrups, Armour® canned meats, Brooks® and Nalley® chili and chili ingredients, Duncan Hines® Comstock® and Wilderness® pie and pastry fruit fillings and Open Pit® barbecue sauces. Our Birds Eye Frozen Division manages brands such as Birds Eye®, Birds Eye Steamfresh®, C&W®, McKenzie's®, and Freshlike® frozen vegetables, Birds Eye Voila!® complete bagged frozen meals, Van de Kamp's® and Mrs. Paul's® frozen prepared seafood, Hungry-Man® frozen dinners and entrées, Aunt Jemima® frozen breakfasts, Lender's® frozen and refrigerated bagels, and Celeste® frozen pizza. Our Specialty Foods Division manages Tim's Cascade Snacks®, Hawaiian® kettle style potato chips, Erin's® popcorn, Snyder of Berlin® and Husman's® snacks in addition to our food service and private label businesses. Further information is available at www.pinnaclefoods.com.

Forward Looking Statements
This release may contain statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain “forward-looking information.” The words “estimates,” “expects,” “contemplates,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “may,” “should,” and variations of such words or similar expressions are intended to identify forward-looking statements. These statements are made based on management's current expectations and beliefs concerning future events and various assumptions and are not guarantees of future performance. Actual results may differ materially as a result of various factors, some of which are beyond our control, including but not limited to: general economic and business conditions, deterioration of the credit and capital markets, industry trends, our substantial leverage and changes in our leverage, interest rate changes, changes in our ownership structure, competition, the loss of any of our major customers or suppliers, changes in demand for our products, changes in distribution channels or competitive conditions in the markets where we operate, costs of integrating acquisitions, loss of our intellectual property rights, fluctuations in price and supply of raw materials, seasonality, our reliance on co-packers to meet our manufacturing needs, availability of qualified personnel, changes in the cost of compliance with laws and regulations, including environmental laws and regulations, and the other risks and uncertainties detailed in our final prospectus filed with the Securities and Exchange Commission on March 28, 2013 and subsequent reports filed with the Securities and Exchange Commission. There may be other factors that may cause our actual results to differ materially from the forward-looking statements. We assume no obligation to update the information contained in the presentation.

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 29, 2013	December 30, 2012	December 29, 2013	December 30, 2012
	13 weeks	14 weeks	52 weeks	53 weeks
Net sales	$709,322	$705,060	$2,463,802	$2,478,485
Cost of products sold	511,745	517,685	1,809,553	1,893,936
Gross profit	197,577	187,375	654,249	584,549
Operating expenses
Marketing and selling expenses	41,700	39,196	175,702	169,736
Administrative expenses	26,601	23,325	119,790	89,414
Research and development expenses	2,691	3,820	10,516	12,031
Other expense (income), net	10,108	4,494	55,204	29,774
Total operating expenses	81,100	70,835	361,212	300,955
Earnings before interest and taxes	116,477	116,540	293,037	283,594
Interest expense	24,476	43,883	132,354	198,484
Interest income	73	5	141	110
Earnings before income taxes	92,074	72,662	160,824	85,220
Provision for income taxes	36,367	29,000	71,475	32,701
Net earnings	$55,707	$43,662	$89,349	$52,519

Net earnings per share
Basic	$0.48	$0.54	$0.84	$0.65
Weighted average shares outstanding- basic	115,601	80,202	106,841	81,231
Diluted	$0.48	$0.51	$0.82	$0.61
Weighted average shares outstanding- diluted	116,540	85,482	108,619	86,495
Dividends declared	$0.21	$—	$0.57	$—

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(thousands of dollars)

	December 29, 2013	December 30, 2012
Current assets:
Cash and cash equivalents	$116,739	$92,281
Accounts receivable, net of allowances of $5,849 and $5,149, respectively	164,664	143,884
Inventories	361,872	358,051
Other current assets	7,892	11,862
Deferred tax assets	141,142	99,199
Total current assets	792,309	705,277
Plant assets, net of accumulated depreciation of $297,103 and $244,694, respectively	523,270	493,666
Tradenames	1,951,392	1,603,992
Other assets, net	186,125	155,558
Goodwill	1,628,095	1,441,495
Total assets	$5,081,191	$4,399,988

Current liabilities:
Short-term borrowings	$2,437	$2,139
Current portion of long-term obligations	24,580	30,419
Accounts payable	142,353	137,326
Accrued trade marketing expense	37,060	44,571
Accrued liabilities	99,755	119,269
Dividends payable	25,119	—
Total current liabilities	331,304	333,724
Long-term debt (includes $63,976 and $63,097 owed to related parties, respectively)	2,476,167	2,576,386
Pension and other postretirement benefits	49,847	100,918
Other long-term liabilities	24,560	28,705
Deferred tax liabilities	601,272	471,529
Total liabilities	3,483,150	3,511,262
Commitments and contingencies
Shareholders' equity:
Pinnacle preferred stock: $.01 per share, 50,000,000 shares authorized, none issued	—	—
Pinnacle common stock: par value $.01 per share, 500,000,000 shares authorized; issued and outstanding 117,231,853 and 81,210,672, respectively	1,172	812
Additional paid-in-capital	1,328,847	696,512
Retained earnings	275,519	252,955
Accumulated other comprehensive loss	(7,497)	(61,553)
Total shareholders' equity	1,598,041	888,726
Total liabilities and shareholders' equity	$5,081,191	$4,399,988

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(thousands of dollars)

	Fiscal year
	December 29, 2013	December 30, 2012
	52 weeks	53 weeks
Cash flows from operating activities
Net earnings (loss)	$89,349	$52,519
Non-cash charges (credits) to net earnings (loss)
Depreciation and amortization	78,225	98,123
Goodwill and intangible asset impairment charge	—	520
Amortization of discount on term loan	1,354	994
Amortization of debt acquisition costs	4,395	8,585
Call premium on note redemptions	34,180	14,255
Refinancing costs and write off of debt issuance costs	19,668	17,482
Amortization of deferred mark-to-market adjustment on terminated swaps	—	444
Change in value of financial instruments	(535)	(1,185)
Equity-based compensation charge	7,933	850
Pension expense, net of contributions	(9,131)	(10,391)
Gain on sale of assets held for sale	(3,627)	—
Other long-term liabilities	(1,872)	2,799
Deferred income taxes	67,852	30,929
Changes in working capital
Accounts receivable	(21,347)	16,259
Inventories	16,129	(22,027)
Accrued trade marketing expense	(7,290)	9,383
Accounts payable	4,112	(16,333)
Accrued liabilities	(17,052)	(1,432)
Other current assets	(101)	1,079
Net cash provided by operating activities	262,242	202,853
Cash flows from investing activities
Payments for business acquisition	(575,164)	—
Capital expenditures	(84,055)	(78,279)
Proceeds from sale of plant assets	6,853	570
Net cash used in investing activities	(652,366)	(77,709)
Cash flows from financing activities
Net proceeds from issuance of common stock	624,953	—
Repurchases of equity	(191)	(878)
Dividends paid	(41,664)	—
Proceeds from bank term loans	2,142,394	842,625
Proceeds from notes offerings	350,000	—
Repayments of long-term obligations	(1,736,146)	(632,025)
Repurchase of notes	(899,180)	(373,255)
Proceeds from short-term borrowings	5,078	4,294
Repayments of short-term borrowings	(4,779)	(3,863)
Borrowings under revolving credit facility	—	40,000
Repayments of revolving credit facility	—	(40,000)
Repayment of capital lease obligations	(2,943)	(3,511)
Debt acquisition costs	(23,142)	(17,498)
Net cash provided by (used in) financing activities	414,380	(184,111)
Effect of exchange rate changes on cash	202	217
Net change in cash and cash equivalents	24,458	(58,750)
Cash and cash equivalents - beginning of period	92,281	151,031
Cash and cash equivalents - end of period	$116,739	$92,281

Supplemental disclosures of cash flow information:
Interest paid	$120,310	$179,427
Interest received	141	110
Income taxes paid	3,425	1,981
Non-cash investing and financing activities:
New capital leases	2,030	1,548
Dividends payable	25,119	—

Non-GAAP Financial Measures
Pinnacle Foods Inc. uses the following non-GAAP financial measures as defined by the Securities and Exchange Commission in our financial communications. These non-GAAP financial measures should be considered in addition to the GAAP reported measures, should not be considered replacements for the GAAP measures and may not be comparable to similarly named measures used by other companies.

•    North America Retail Net Sales
•    Adjusted Gross Profit
•    Adjusted EBITDA
•    Adjusted Earnings before Interest and Taxes (Adjusted EBIT)
•    Adjusted interest expense, net
•    Adjusted net earnings
•    Adjusted earnings per share

North America Retail Net Sales
North America Retail Net Sales is the sum of the net sales of the Birds Eye Frozen segment and the net sales of the Duncan Hines Grocery segment. We refer to this to measure net sales performance of our retail focused branded business in contrast to our Specialty Foods segment where over the last several years we have de-emphasized certain low margin foodservice and private label businesses.

Items Impacting Gross Profit and Earnings

Adjusted Gross Profit

Adjusted gross profit is defined as gross profit before accelerated depreciation related to restructuring activities, certain non-cash items, acquisition, merger and other restructuring charges and other adjustments. We believe that the presentation of Adjusted gross profit is useful to investors because it is consistent with our definition of Adjusted EBITDA (defined below), a measure frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in industries similar to ours. In addition, we also use targets based on Adjusted gross profit as one of the components used to evaluate our management's performance.

Adjusted EBITDA
The Company's metric of Adjusted EBITDA, which is used in creating targets for the bonus and equity portions of our compensation plans, is equivalent to Covenant Compliance EBITDA under our debt agreements.

Pinnacle believes that the presentation of Adjusted EBITDA provides investors with useful information, as it is important in measuring covenant compliance in accordance with the financial covenants and determining our ability to engage in certain transactions in compliance with our debt facilities and it is a metric used internally by our Board of Directors and senior management.

You should not consider Adjusted EBITDA as an alternative to operating or net earnings (loss), determined in accordance with GAAP, as an indicator of Pinnacle's operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows, or as a measure of liquidity.

Adjusted EBITDA is defined as earnings (loss) before interest expense, taxes, depreciation and amortization (“EBITDA”), further adjusted to exclude non-cash items, non-recurring items and other adjustment items permitted in calculating Adjusted EBITDA under the Senior Secured Credit Facility and the indentures governing the Senior Notes.

EBITDA and Adjusted EBITDA do not represent net earnings or (loss) or cash flow from operations as those terms are defined by Generally Accepted Accounting Principles (“GAAP”) and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definitions of Adjusted EBITDA in the Senior Secured Credit Facility and the indentures allow us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net earnings or loss. However, these are expenses that may recur, vary greatly and are difficult to predict. While EBITDA and Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

Our ability to comply with the financial covenants and engage in certain transactions in compliance with our debt agreements in future periods will depend on events beyond our control, and we cannot assure you that we will meet those ratios. A breach of any of these covenants in the future could result in a default under, or an inability to undertake certain activities in compliance with, the Senior Secured Credit Facility and the indentures governing the Senior Notes, at which time the lenders could elect to declare all amounts outstanding under the Senior Secured Credit Facility to be immediately due and payable. Any such acceleration would also result in a default under the indentures governing the Senior Notes.

Adjusted Earnings Before Interest and Taxes (Adjusted EBIT)

Adjusted Earnings before Interest and Taxes is provided because Pinnacle believes it is useful information in understanding our EBIT results by improving the comparability of year-to-year results.

Adjusted Interest Expense, Net

Adjusted interest expense, net is provided to assist the reader by eliminating mark to market adjustments and the charges which result from refinancing activities.

Adjusted Net Earnings
Adjusted Earnings Per Share

Adjusted net earnings and the related adjusted earnings per share are provided to present the reader with the after-tax impact of Adjusted EBIT and Adjusted interest expense, net in order to improve the comparability and understanding of the related GAAP measures.

Pinnacle Foods Inc.
Reconciliation from Reported to Adjusted (Note 1) and Proforma (Note 2) Statement of Operations Amounts (unaudited)
For the three months (13 weeks) ended December 29, 2013
(thousands, except per share amounts)

	Reported	Acquisition,				IPO and
	Three Months Ended	Merger and	Other		Adjusted	Refinancing	Public	Proforma
	December 29,	Other Restructuring	Non-Cash	Other	December 29,	Interest	Company	December 29,
	2013	Charges (3)	Items (4)	Adjustments	2013	Adjustments	Costs (2)	2013
Net sales	$709,322	$—	$—	$—	$709,322	$—	$—	$709,322
Gross profit	$197,577	$748	$6,144	$—	$204,469	$—	$—	$204,469
% of net sales	27.9%				28.8%			28.8%

Earnings before interest and taxes	$116,477	$9,917	$8,218	$—	$134,612		$200	$134,812

Interest expense, net	$24,403	$—	$(73)	$—	$24,330	$—	—	$24,330
Provision for income taxes	$36,367	$3,359	$3,070	$—	$42,796	$—	$78	42,874
% effective tax rate	39.5%				38.8%			38.8%

Net earnings	$55,707	$6,558	$5,221	$—	$67,486	$—	$122	$67,608

Diluted net earnings per share	$0.48				$0.58			$0.58
Diluted weighted average outstanding shares	116,540				116,540			116,540

Adjusted EBITDA (Non GAAP - See separate discussion and tables)
EBIT	$116,477	$9,917	$8,218	$—	$134,612	$—	$200	$134,812
Depreciation	16,284				16,284			16,284
Amortization	4,259				4,259			4,259
EBITDA	$137,020	$9,917	$8,218	$—	$155,155	—	$200	$155,355

(1) Excludes Wish-Bone pre-acquisition earnings and anticipated synergies which are included in calculating Covenant compliance.
(2) Reflects Adjusted Statements of Operations amounts, assuming IPO and 2013 Refinancing occurred on the first day of Fiscal 2013.
(3) Represents Wish-Bone acquisition related charges of ($7.2MM), employee severance ($1.0MM), restructuring charges ($0.7MM) and other expenses ($1.0MM).
(4) Represents expenses related to the write-up to fair value of inventories acquired in the Wish-Bone acquisition ($6.3MM), non-cash stock-based compensation charges ($2.4MM) along with unrealized mark-to-market gains +$0.4MM resulting from hedging activities and other of $0.1MM.

Pinnacle Foods Inc.
Reconciliation from Reported to Adjusted and Proforma (Note 1) Statement of Operations Amounts (unaudited)
For the three months (14 weeks) ended December 30, 2012
(thousands, except per share amounts)

	Reported	Acquisition,
	Three Months Ended	Merger and	Other		Adjusted	IPO	Public	Proforma
	December 30,	Other Restructuring	Non-Cash	Other	December 30,	Interest	Company	December 30,
	2012	Charges (2)	Items (3)	Adjustments (4)	2012	Adjustments (1)	Costs (1)	2012
Net sales	$705,060	$—	$—	$—	$705,060	$—	$—	$705,060
Gross profit	$187,375	$12,337	$802	$(936)	$199,578	$—	$—	$199,578
% of net sales	26.6%				28.3%			28.3%

Earnings before interest and taxes	$116,540	$15,040	$1,430	$22	$133,032	—	$(750)	$132,282

Interest expense, net	$43,878	$—	$(33)	$—	$43,845	$(12,167)	$—	$31,678
Provision for income taxes	$29,000	$5,790	$563	$8	$35,361	$4,684	$(289)	$39,756
% effective tax rate	39.9%				39.6%			39.5%

Net earnings	$43,662	$9,250	$900	$14	$53,826	$7,483	$(461)	$60,848

Diluted net earnings per share	$0.51				$0.63			$0.52
Diluted weighted average outstanding shares	85,482				85,482	31,918		117,400

Adjusted EBITDA (Non GAAP - See separate discussion and tables)
EBIT	$116,540	$15,040	$1,430	$22	$133,032	$—	$(750)	$132,282
Depreciation	25,400	(9,637)	—	—	15,763	—	—	15,763
Amortization	4,181				4,181			4,181
EBITDA	$146,121	$5,403	$1,430	$22	$152,976	$—	$(750)	$152,226

(1) Proforma data reflects Adjusted Statements of Operations amounts, assuming IPO occurred on the first day of Fiscal 2012.
(2) Adjusted EBITDA represents restructuring charges related to plant closures ($4.6MM), principally our Millsboro, Delaware facility and due diligence investigations and other special projects ($0.8MM).
(3) Represents unrealized mark-to-market losses ($0.8MM) resulting from hedging activities, tradename impairment ($0.5MM) and non-cash stock-based compensation charges ($0.1MM).
(4) Represents management/advisory fees and expenses paid to an affiliate of Blackstone ($1.2MM) and insurance recoveries related to retrieving and destroying the products covered by the product recall of Aunt Jemima +$1.2MM.

Pinnacle Foods Inc.
Reconciliation from Reported to Adjusted (Note 1) and Proforma (Note 2) Statement of Operations Amounts (unaudited)
For the year (52 weeks) ended December 29, 2013
(thousands, except per share amounts)

	Reported	Acquisition,				IPO and
	Year Ended	Merger and	Other		Adjusted	Refinancing	Public	Proforma
	December 29,	Other Restructuring	Non-Cash	Other	December 29,	Interest	Company	December 29,
	2013	Charges (3)	Items (4)	Adjustments (5)	2013	Adjustments (2)	Costs (2)	2013
Net sales	$2,463,802	$—	$—	$—	$2,463,802	$—	$—	$2,463,802
Gross profit	$654,249	$4,504	$6,253	$—	$665,006	$—	$—	$665,006
% of net sales	26.6%				27.0%			27.0%

Earnings before interest and taxes	$293,037	$22,137	$13,553	$53,361	$382,088	—	$—	$382,088

Interest expense, net	$132,213	$—	$(330)	$(22,467)	$109,416	$(25,763)	—	$83,653
Provision for income taxes	$71,475	$7,948	$5,191	$20,513	$105,127	$10,048	$—	$115,175
% effective tax rate	44.4%				38.6%			38.6%

Net earnings	$89,349	$14,189	$8,692	$55,315	$167,545	$15,715	$—	$183,260

Diluted net earnings per share	$0.82				$1.54			$1.57
Diluted weighted average outstanding shares	108,619				108,619	7,940		116,559

Adjusted EBITDA (Non GAAP - See separate discussion and tables)
EBIT	$293,037	$22,137	$13,553	$53,361	$382,088	$—	$—	$382,088
Depreciation	62,350	—	—	—	62,350	—	—	62,350
Amortization	15,875				15,875			15,875
EBITDA	$371,262	$22,137	$13,553	$53,361	$460,313	$—	$—	$460,313

(1) Excludes Wish-Bone pre-acquisition earnings and anticipated synergies which are included in calculating Covenant compliance.
(2) Reflects Adjusted Statements of Operations amounts, assuming IPO and 2013 Refinancing occurred on the first day of Fiscal 2013.
(3) Represents restructuring charges related to plant closures ($7.3MM), principally our Millsboro, Delaware facility, Wish-Bone acquisition related charges of ($7.2MM), employee severance ($4.7MM), consulting and business optimization expenses related to the expansion of headquarter direct sales coverage for retail ($3.7MM), along with IPO related and other expenses ($2.1MM), partially offset by a +$2.9MM gain on sale of the Tacoma, WA facility.
(4) Represents non-cash stock-based compensation charges ($7.9MM), expenses related to the write-up to fair value of inventories acquired in the Wish-Bone acquisition ($6.3MM), along with unrealized mark-to-market gains resulting from hedging activities +$0.7MM.
(5) Represents premiums paid on the redemption of Senior Notes ($34.2MM) and management/advisory fees and expenses paid to an affiliate of Blackstone ($19.2MM) which includes the termination of the Blackstone management fee agreement as a result of the IPO.

Pinnacle Foods Inc.
Reconciliation from Reported to Adjusted and Proforma (Note 1) Statement of Operations Amounts (unaudited)
For the year (53 weeks) ended December 30, 2012
(thousands, except per share amounts)

	Reported	Acquisition,
	Year Ended	Merger and	Other		Adjusted	IPO	Public	Proforma
	December 30,	Other Restructuring	Non-Cash	Other	December 30,	Interest	Company	December 30,
	2012	Charges (2)	Items (3)	Adjustments (4)	2012	Adjustments (1)	Costs (1)	2012
Net sales	$2,478,485	$—	$—	$—	$2,478,485	$—	$—	$2,478,485
Gross profit	$584,549	$37,925	$(1,195)	$1,619	$622,898	$—	$—	$622,898
% of net sales	23.6%				25.1%			25.1%

Earnings before interest and taxes	$283,594	$45,143	$62	$21,041	$349,840	—	$(3,000)	$346,840

Interest expense, net	$198,374	$—	$(122)	$(17,481)	$180,771	$(48,669)	$—	$132,102
Provision for income taxes	$32,701	$17,380	$71	$14,831	$64,983	$18,737	$(1,155)	$82,565
% effective tax rate	38.4%				38.4%			38.4%

Net earnings	$52,519	$27,763	$113	$23,691	$104,086	$29,932	$(1,845)	$132,173

Diluted net earnings per share	$0.61				$1.20			$1.13
Diluted weighted average outstanding shares	86,495				86,495	30,905		117,400

Adjusted EBITDA (Non GAAP - See separate discussion and tables)
EBIT	$283,594	$45,143	$62	$21,041	$349,840	$—	$(3,000)	$346,840
Depreciation	82,295	(21,867)	—	—	60,428	—	—	60,428
Amortization	15,828				15,828			15,828
EBITDA	$381,717	$23,276	$62	$21,041	$426,096	$—	$(3,000)	$423,096

(1) Proforma data reflects Adjusted Statements of Operations amounts, assuming IPO occurred on the first day of Fiscal 2012.
(2) Adjusted EBITDA represents restructuring charges related to plant closures ($19.3MM), due diligence investigations and other special projects ($2.2MM), along with employee severance and other acquisition related expenses.
(3) Represents unrealized mark-to-market gains +$1.3MM resulting from hedging activities, tradename impairment ($0.5MM) and non-cash stock-based compensation charges ($0.9MM).
(4) Represents premiums paid on the redemption/repurchase of Senior Notes ($14.3MM), management/advisory fees and expenses paid to an affiliate of Blackstone ($4.7MM), and costs of retrieving and destroying the products covered by the product recall of Aunt Jemima, net of insurance recoveries ($2.0MM).

Pinnacle Foods Inc. Reconciliation from Reported to Adjusted Segment Amounts For the three months and years ended December 29, 2013 and December 30, 2012 (thousands)

	Three Months Ended		Twelve Months Ended
	December 29, 2013	December 30, 2012	December 29, 2013	December 30, 2012
	13 weeks	14 weeks	52 weeks	53 weeks
Net sales - Reported
Birds Eye Frozen	$302,433	$315,490	$1,096,897	$1,103,093
Duncan Hines Grocery	314,747	291,390	1,004,990	978,615
North America Retail	617,180	606,880	2,101,887	2,081,708
Specialty Foods	92,142	98,180	361,915	396,777
Total	$709,322	$705,060	$2,463,802	$2,478,485

Earnings before interest & taxes - Reported
Birds Eye Frozen	$68,172	$68,685	$198,634	$178,184
Duncan Hines Grocery	47,029	43,615	144,428	120,746
Specialty Foods	8,872	10,808	29,959	23,503
Unallocated corporate expenses	(7,596)	(6,568)	(79,984)	(38,839)
Total	$116,477	$116,540	$293,037	$283,594

Adjustments (Non GAAP - See separate table)
Birds Eye Frozen	$2,047	$2,832	$9,060	$14,630
Duncan Hines Grocery	16,162	12,414	22,977	27,246
Specialty Foods	278	1,043	890	8,570
Unallocated corporate expenses	(352)	203	56,124	15,800
Total	$18,135	$16,492	$89,051	$66,246

Earnings before interest & taxes - Adjusted (Non GAAP - See separate discussion and tables)
Birds Eye Frozen	$70,219	$71,517	$207,694	$192,814
Duncan Hines Grocery	63,191	56,029	167,405	147,992
Specialty Foods	9,150	11,851	30,849	32,073
Unallocated corporate expenses	(7,948)	(6,365)	(23,860)	(23,039)
Total	$134,612	$133,032	$382,088	$349,840

Pinnacle Foods Inc.
Reconciliation from Reported to Adjusted Segment Amounts
Supplemental Schedule of Adjustments Detail
For the three months and years ended December 29, 2013 and December 30, 2012
(millions)

	Adjustments to Earnings Before Interest and Taxes
	Three Months Ended		Twelve Months Ended
	December 29, 2013	December 30, 2012	December 29, 2013		December 30, 2012
	13 weeks	14 weeks	52 weeks		53 weeks
Birds Eye Frozen
Restructuring charges	$0.1	$2.6	$3.6		$9.4
Non-cash stock-based compensation	1.2	0.1	3.0		0.4
Employee severance	0.5	—	2.3		0.4
Unrealized mark-to-market (gain)/loss	(0.2)	0.4	(0.3)		(0.5)
Blackstone management/advisory fees	—	0.6	—		2.2
Aunt Jemima product recall costs	—	(1.2)	—		2.0
Other	0.4	0.3	0.5		0.7
Total Birds Eye Frozen	$2.0	$2.8	$9.1		$14.6

Duncan Hines Grocery
Wish-Bone acquisition related charges	$13.8	$—	$13.8		$—
Restructuring charges	0.6	10.9	7.3		23.7
Non-cash stock-based compensation	1.0	—	2.5		0.4
Employee severance	0.4	—	2.0		0.5
Unrealized mark-to-market (gain)/loss	(0.2)	0.3	(0.3)		(0.7)
Blackstone management/advisory fees	—	0.4	—		2.2
Gain on sale of the Tacoma, WA location	—	—	(2.9)		—
Tradename impairment charge	—	0.5	—		0.5
Other	0.6	0.3	0.6		0.6
Total Duncan Hines Grocery	$16.2	$12.4	$23.0		$27.2

Specialty Foods
Restructuring charges	$—	$0.7	$—		$8.0
Non-cash stock-based compensation	0.2	—	0.5		—
Employee severance	0.1	—	0.4		—
Unrealized mark-to-market (gain)/loss	—	0.1	—		—
Blackstone management/advisory fees	—	0.2	—		0.3
Other	—	0.1	—		0.3
Total Specialty Foods	$0.3	$1.1	$0.9	—	$8.6

Unallocated Corporate Expenses
Non-cash stock-based compensation	$—	$—	$1.9		$—
Premiums paid on redemption of Senior Notes	—	—	34.2		14.3
Termination of Blackstone management/advisory agreement	—	—	19.2		—
Other	(0.4)	0.2	0.8		1.5
Total Unallocated Corporate Expenses	$(0.4)	$0.2	$56.1		$15.8

Pinnacle Foods Inc. Impact of Non-Cash Stock-Based Compensation Expense in 2013 (millions, except per share amounts)

	Three Months	Three Months	Three Months		Three Months		Fiscal Year
	Ended	Ended	Ended		Ended		Ended
	March 31, 2013	June 30, 2013	September 29, 2013		December 29, 2013		December 29, 2013
Adjusted net earnings	$0.2	$2.5	$1.6		$1.6		$5.9

Adjusted net earnings per share	$—	$0.02	$0.01	(1)	$0.01	(1)	$0.05

Adjusted EBITDA	$0.2	$3.1	$2.3		$2.3		$7.9

(1) Both third and fourth quarter EPS impact is 1.4 cents per share.